Contact:
Roween Nacionales
Southwall Technologies
Phone: (650) 798-1200

For Immediate Release

Southwall Announces Q2 2007 Results

Palo Alto, California- 7 August, 2007 –Southwall Technologies Inc. (OTCBB:SWTX) announced second quarter 2007 revenue of $9.250 million compared to $11.337 million in the second quarter of 2006 an 18.4% decrease.  The decrease was primarily due to a decrease in revenues from our electronic display products partially offset by an increase from our window film and architectural products.

Second quarter 2007 net income was $462 thousand, or $0.01 per fully diluted share, compared to a loss of $1.387 million or ($0.06) per fully diluted share for the second quarter of 2006.  The increase was primarily due to a lower operating expenses and other income from a Technology Transfer and Service Agreement.

Our cash and cash equivalents at the end of the second quarter were $2.937million.

Dr. Gene Goodson, CEO said “we are pleased that both the first and second quarter were profitable in part as the result of reduced operating costs.  I believe that the Board of Directors’ appointment of Dennis Capovilla as President and Michael Vargas as Vice President of General Administration will strengthen our management team.”

The Company will hold a teleconference at 2:00 p.m. PT / 5:00 p.m. ET today to discuss the results in more detail.

This call will be open to all investors via a webcast accessible at www.southwall.com and by phone.  Both phone and webcast replays will be available for approximately one week after the teleconference, beginning approximately two hours after the call ends.

How to Access the Webcast

Go to the Investor Relations page of the Southwall website at www.southwall.com and click on the CCBN webcast icon.  From here, you can listen to the teleconference, assuming that your computer system is configured properly.

How to Access the Call

Domestic U.S. callers can dial (800) 240-8621, while international callers can dial (303) 262-2131.  The phone replay will be accessible at (303) 590-3000, conference code 11094035#.

About Southwall Technologies Inc.

Southwall Technologies Inc. is recognized worldwide as a leading innovator in the development and manufacture of high performance, energy-saving films and glass products that dramatically improve the energy efficiency of architectural and automotive glass. Southwall is an ISO 9001:2000-certified manufacturer with customers in over 25 countries around the world, including Audi, BMW, DaimlerChrysler, Mitsui Chemicals, Guardian, Peugeot-Citroen, Philips, Pilkington, Renault, Saint-Gobain Sekurit, and Volvo.

This press release may contain forward-looking statements, including, without limitation, statements regarding the Company's expectations, beliefs, intentions, or strategies regarding the future.  All forward-looking statements in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.  These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presented.  These risks include the possibility that the Company’s expected future results will be materially worse than estimated, that the Company may not continue to be profitable in future quarters or may not be able to achieve future long-term growth, that there will be a decline in one or more portions of our business in 2007 or thereafter, that the Company will not be successful in improving operations performance or controlling costs, that the Company will suffer a decline in manufacturing or financial effectiveness, that the Company’s new product development will not be successful, that there may be decreasing demand in markets in addition to the electronic display market, and that the Company will not be able to secure additional financing if required, as well as risks associated with its failure to meet potential covenant requirements under future credit facilities.  Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including those set forth in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2006, filed on April 02, 2007, and the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,, 2007, will be filed on August 14, 2007.

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SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006

Net revenues	$9,250	$11,337	$19,756	$21,371
Cost of revenues	6,507	7,268	12,603	13,634

Gross profit	2,743	4,069	7,153	7,737

Operating expenses:
Research and development	870	2,071	2,239	3,717
Selling, general and administrative	2,282	2,525	4,810	5,087
Impairment charge (recoveries) for long-lived assets	-	208	(8)	208
Restructuring charges	-	259	-	711

Total operating expenses	3,152	5,063	7,041	9,723
Income (loss) from operations	(409)	(994)	112	(1,986)

Interest expense, net	(167)	(189)	(280)	(381)
Other income (expenses), net	1,043	29	1,048	179

Income (loss) before provision for income taxes	467	(1,154)	880	(2,188)

Provision for income taxes	5	233	186	526

Net income (loss)	462	(1,387)	694	(2,714)

Deemed dividend on preferred stock	122	122	244	244

Net income (loss) attributable to common stockholders	$340	$(1,509)	$450	$(2,958)

Net income (loss) per share:

Basic	$0.01	$(0.06)	$0.02	$(0.11)
Diluted	$0.01	$(0.06)	$0.02	$(0.11)

Shares used in computing net income (loss) per share:
Basic	27,513	26,939	27,327	26,882
Diluted	28,498	26,939	28,033	26,882

SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$2,937	$5,524
Restricted cash	625	209
Accounts receivable, net	6,529	3,608
Inventories, net	6,107	5,598
Other current assets	809	1,064
Total current assets	17,007	16,003

Property, plant and equipment, net	16,720	17,232
Restricted cash loans	1,139	1,111
Other assets	1,321	1,155
Total assets	$36,187	$35,501

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long term debt and capital leases	$1,079	$1,059
Short term obligations	3,000	2,996
Accounts payable	1,426	955
Accrued compensation	629	859
Government grants advanced	223	-
Other accrued liabilities	6,095	6,448
Total current liabilities	12,452	12,317

Term debt and capital leases	8,214	8,568
Government grants advanced	-	220
Other long term liabilities	2,581	2,550
Total liabilities	23,247	23,655

Series A, redeemable convertible preferred stock	4,810	4,810

Stockholders’ equity:
Common stock	28	27
Capital in excess of par value	78,378	78,081
Accumulated other comprehensive income:
Translation gain on subsidiary	3,798	3,696
Accumulated deficit	(74,074)	(74,768)
Total stockholders’ equity	8,130	7,036

Total liabilities, redeemable preferred stock and stockholders’ equity	$36,187	$35,501

SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six months ended
	June 30,	June 30,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$694	$(2,714)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Deferred income tax	(66)	61
Impairment charge (recoveries) from long-lived assets	(8)	208
Depreciation and amortization	1,370	1, 124
Stock compensation	185	372
Change in assets and liabilities:
Deferred revenues	(198)	(16)
Accounts receivable, net	(2,874)	859
Inventories, net	(509)	812
Other current and non current assets	142	80
Accrued restructuring	(60)	83
Accrued liabilities—deferred rent	-	(1,192)
Accounts payable and accrued liabilities	(56)	(958)
Net cash used in operating activities	(1,380)	(1,281)
Cash flows from investing activities:
Restricted cash	(406)	53
Proceeds from sale of property, plant and equipment	8	97
Expenditures for property, plant and equipment	(438)	(644)
Net cash used in investing activities	(836)	(494)
Cash flows from financing activities:
Proceeds from exercise of stock options	357	32
Borrowings on line of credit	3,000	-
Repayments on line of credit	(2,996)	-
Investment credit in Germany	(3)	(84)
Repayments of notes payable	(539)	(697)
Net cash used in financing activities	(181)	(749)
Effect of foreign exchange rate changes on cash	(190)	135
Net decrease in cash and cash equivalents	(2,587)	(2,389)
Cash and cash equivalents, beginning of period	5,524	6,600

Cash and cash equivalents, end of period	$2,937	$4,211

Supplemental cash flows disclosures:
Interest paid	$375	$507
Income taxes paid	$186	$527

Supplemental schedule of non-cash investing and financing activities:
Dividends accrued	$244	$244

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